Exhibit 2.2

Execution Version

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010

CONFIDENTIAL

July 24, 2020

NRG Energy, Inc.
804 Carnegie Center
Princeton, NJ 08540

Attention: Gaëtan Frotté, Treasurer

NRG Energy, Inc.

$5,500,000,000 364-Day Bridge Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised each of Citi (as defined below) and Credit Suisse AG (acting through such of its branches or affiliates as it may designate, “CS”) and Credit Suisse Loan Funding LLC (“CSLF” and, together with CS and their respective affiliates, “Credit Suisse”) (collectively, the “Commitment Parties,” “we” or “us”) that NRG Energy, Inc., a Delaware corporation (the “Borrower” or “you”), intends to enter into the transactions as described in the Transaction Summary attached hereto as Exhibit A (the “Transaction Summary”). Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto (such Exhibits, together with this letter, this “Commitment Letter”).

For the purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

In connection with the Transactions, you have advised us that the total amount required to effect the Transactions and to pay fees and expenses incurred in connection therewith shall be provided by a combination or any or all of (a) cash on the balance sheet, (b) the issuance by the Borrower of a combination of debt, equity or equity-linked securities in a public or private offering, term loans and/or revolving commitments, including any secured or unsecured letter of credit facilities (or indebtedness incurred to cash collateralize or support any letters of credit, including pursuant to any arrangement involving pre-capitalized trust securities) (collectively, the “Permanent Financing”) and/or (c) if and only to the extent that you do not receive sufficient proceeds from the Permanent Financing on or prior to the Closing Date (taking into account any exclusions from the Mandatory Prepayments and Commitment Reductions provision of the Facility Term Sheet (as defined below) for such proceeds of or commitments for any Permanent Financing), the proceeds from borrowings under a new senior secured bridge facility, as described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Facility Term Sheet”) and subject solely to the conditions set forth in the Summary of Additional Conditions Precedent attached hereto as Exhibit C (the “Conditions Term Sheet” and, together with the Facility Term Sheet, the “Term Sheet”) and Section 5 (Conditions), in a principal amount not to exceed $5,500,000,000 (the “Bridge Facility”).

1.	Commitments, Titles and Roles.

In connection with the foregoing, (a) Citi is pleased to advise you of its several commitment to provide 50% of the principal amount of the Bridge Facility (and hereby agrees to provide the same percentage of any increased amounts to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex” provisions in the Bridge Facility Fee Letters (as defined below)) and (b) CS is pleased to advise you of its several commitment to provide 50% of the principal amount of the Bridge Facility (and hereby agrees to provide the same percentage of any increased amounts to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex” provisions in the Bridge Facility Fee Letters), each upon the terms and subject only to the conditions set forth in this Commitment Letter (in such capacity, each of Citi and CS, an “Initial Lender”, and collectively, the “Initial Lenders”). The commitments of the Initial Lenders hereunder are several and not joint. All references to “Dollars” or “$” in this Commitment Letter and the Fee Letters (as defined below) are references to United States dollars.

You hereby appoint (a) each of Citi and CS (collectively, in such capacities, the “Lead Arrangers”) to act, and each of the Lead Arrangers hereby agrees to act, as joint active bookrunner (collectively, in such capacities, the “Joint Active Bookrunners”) and joint lead arranger for the Bridge Facility and (b) Citi (in such capacity, the “Administrative Agent”) to act, and the Administrative Agent hereby agrees to act, as sole and exclusive administrative agent and collateral agent for the Bridge Facility, in each case, upon the terms and subject to the conditions set forth in this Commitment Letter. In such capacities, each of the Lead Arrangers and the Administrative Agent will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is understood and agreed by each of the parties hereto that Citi and Credit Suisse shall perform all the duties hereunder as Lead Arrangers on a joint basis and that Citi and Credit Suisse shall be listed in an alphabetical order in any marketing materials with respect to the Bridge Facility. It is further understood and agreed by each of the parties hereto that each other arranger appointed pursuant to the provisions of this Section 1 shall be listed in alphabetical order to the right of Citi and Credit Suisse.

It is further agreed that you may, on or prior to the date which is fifteen (15) business days (or, with respect to up to 5% of the aggregate economics in respect of the Bridge Facility, thirty (30) days) following the date of your acceptance of this Commitment Letter in accordance with the terms hereof (the “Signing Date”), appoint one or more additional arrangers, bookrunners, co-agents or managers or confer other titles in respect of the Bridge Facility (it being understood that (a) no additional lead arranger or active bookrunner titles will be awarded and (b) no more than fourteen (14) passive bookrunner, passive co-bookrunner or passive bookrunning manager titles (in addition to the Joint Active Bookrunners) will be awarded and an unlimited number of other agents, co-agent, manager, arranger or other titles (except as limited by clause (a) or (b)) may be awarded) (any such agent, co-agent, passive bookrunner, passive co-bookrunner or passive bookrunning manager, manager, arranger or titled institution, an “Additional Arranger”) in a manner and with economics determined by you in consultation with the Lead Arrangers; it being understood that, (w) you may not allocate more than 55% of the aggregate economics in respect of the Bridge Facility to the Additional Arrangers (or their affiliates) in the aggregate, (x) each such Additional Arranger (or its affiliate) shall assume a proportion of the commitments with respect to the Bridge Facility from Citi and Credit Suisse that is equal to the proportion of the economics allocated to such Additional Arranger (or its affiliates) with respect to the Bridge Facility, (y) no such Additional Arranger shall receive greater economics in respect of the Bridge Facility than those received by Citi or Credit Suisse and (z) to the extent you appoint (or confer titles on) Additional Arrangers in respect of the Bridge Facility, the economics allocated to, and the commitment amounts of, Citi and Credit Suisse in respect of the Bridge Facility will be proportionately reduced (or otherwise reduced in a manner agreed by you and the Lead Arrangers) by the amount of the economics allocated to, and the commitment amount of, each such Additional Arranger (or its affiliate) in respect of the Bridge Facility, in each case upon the execution and delivery by such Additional Arranger, and the effectiveness, of customary joinder documentation acceptable to you and, thereafter, each such Additional Arranger shall constitute a “Commitment Party,” “Initial Lender,” or “Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letters (as defined below).

2.	Syndication.

Each Lead Arranger reserves the right, prior to or after the execution of definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”), to syndicate all or a portion of the commitments of the Initial Lenders hereunder to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with the Borrower and reasonably acceptable to the Borrower (provided that the financial institutions previously identified in writing by us to you and approved by you in writing on or prior to the Signing Date shall be deemed acceptable to you), including any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers; provided, however, that, unless specifically agreed to otherwise by you in writing, (a) no Initial Lender shall be released from the portion of its commitment hereunder assigned by such Initial Lender to one or more prospective Lenders to the extent that any such prospective Lender fails to fund such portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the conditions to such funding set forth in this Commitment Letter and (b) each Initial Lender shall retain exclusive control over all rights with respect to consents, modifications, supplements, waivers and amendments with respect to its commitment hereunder until the Closing Date has occurred, except as expressly set forth herein. The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist the Lead Arrangers in completing a Successful Syndication (as defined in the Bridge Facility Fee Letters). Such assistance shall include, until the earliest to occur of (i) a Successful Syndication, (ii) the termination of the syndication by the Lead Arrangers and (iii) 90 days after the Closing Date (such earliest date, the “Syndication Date”), (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships to the extent practical and appropriate, (b) direct contact between senior management, representatives and advisors of you and the proposed Lenders (and, to the extent practical and appropriate and in all instances, not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause such contact between the senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all cases at times to be mutually agreed upon, which contact will, unless otherwise agreed by you, be established via telephone, video or other electronic conferences, (c) if requested by the Lead Arrangers, assistance by you in the preparation of a confidential information memorandum for the Bridge Facility and other customary marketing materials to be used in connection with the syndication (including, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, the use of commercially reasonable efforts to cause the Target to assist), (d) your providing or causing to be provided a business plan or projections of the Borrower and its subsidiaries in form substantially similar to the business plan and projections provided to the Lead Arrangers prior to the date hereof, (e) if requested by the Lead Arrangers, your using commercially reasonable efforts to obtain or confirm a public corporate credit rating (but no specific rating) of the Borrower from Standard & Poor’s Ratings Services (“S&P”), and a public corporate family rating (but no specific rating) of the Borrower from Moody’s Investors Service, Inc. (“Moody’s”) and public credit ratings (but no specific rating) of the Bridge Facility from each of S&P and Moody’s, in each case, prior to the launch of general syndication and (f) if requested by the Lead Arrangers, the hosting, with the Lead Arrangers, of one telephone, video or other electronic conference, of prospective Lenders at a time to be mutually agreed upon. Notwithstanding anything in this Commitment Letter, the Fee Letters or the Bridge Facility Documentation to the contrary, but without limiting your obligations to assist with the Lead Arrangers’ syndication efforts as set forth herein, none of the launch or completion of any such syndication or a Successful Syndication, the obtaining of any rating or your compliance with this paragraph is a condition to the Initial Lenders’ commitments hereunder or the availability of the Bridge Facility as of the Closing Date in the event that the conditions set forth in this Commitment Letter are satisfied.

You agree, at the reasonable request of the Lead Arrangers, to assist in the preparation of a version of the confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower or its subsidiaries, the Target or its subsidiaries, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). “Private Lender Information” will include for all purposes (i) any information and documentation that is not Public Lender Information and (ii) any models, assumptions and projections that are not Public Lender Information and that are provided to the Lead Arrangers by you. To the extent reasonably requested by the Lead Arrangers, you agree to provide customary authorization letters to each Lead Arranger authorizing the distribution of the marketing materials and presentations to prospective Lenders, containing a representation to the Lead Arrangers that the Public Lender Information does not include any Private Lender Information and a customary representation with respect to the accuracy and correctness of the information in such marketing materials. You further agree that each document to be disseminated by the Lead Arrangers to any Lender in connection with the syndication of the Bridge Facility will, upon the reasonable request of the Lead Arrangers, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (x) drafts and final versions of the Bridge Facility Documentation; (y) administrative materials prepared by the Lead Arrangers for the Lenders (such as a lender meeting invitation and closing memoranda in each case approved by you prior to their distribution, such approval not to be unreasonably withheld or conditioned); and (z) any marketing term sheet, notification of any change thereto or any other notification of changes in the terms of the Bridge Facility.

The Lead Arrangers will, in consultation with you and subject to your consent rights set forth in this Section 2, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Target to provide) to the Lead Arrangers all information with respect to the Borrower and its subsidiaries, the Target, the Transactions and the other transactions contemplated hereby, including all customary financial information and Projections (as defined below) as the Lead Arrangers may reasonably request; provided that the only financial statements that you shall be required to deliver are those financial statements described in the Conditions Term Sheet.

To ensure an orderly, effective and successful syndication of the Bridge Facility, you agree that, from the date hereof and until the Syndication Date, you will not (and, to the extent not in contravention of the Acquisition Agreement, you will use your commercially reasonable efforts to ensure that the Target will not) proceed with, initiate any material actions, take material actions with respect to, announce or authorize the announcement of, or engage in material discussions concerning any issues of senior secured debt securities or senior secured commercial bank credit facility of the Borrower or the Target (other than (i) the Bridge Facility, (ii) the Permanent Financing, (iii) any amendment and/or upsize of the revolving credit facility under the Existing Credit Agreement, (iv) purchase money indebtedness incurred in the ordinary course of business, (v) indebtedness with respect to capital leases incurred in the ordinary course of business, (vi) indebtedness with respect to the refinancing of Tax-Exempt Bonds (as defined in the Existing Credit Agreement), (vii) indebtedness with respect to any receivables financings and securitizations, (viii) to the extent constituting indebtedness, any credit sleeve or similar arrangements entered into in connection with the purchase and sale of commodities and related assets, or hedging relating thereto, (ix) any Non-Recourse Debt (as defined in the Existing Credit Agreement) and any refinancing thereof, and (x) any bilateral letter of credit facilities (including any bilateral CDS-backed letter of credit facilities), in each case, that would materially and adversely impair the primary syndication of the Bridge Facility, without the consent of the Lead Arrangers (not to be unreasonably withheld or delayed); it being understood that the foregoing shall not limit the ability of the Target to incur debt permitted under the Acquisition Agreement.

3.	Information.

You hereby represent and warrant (prior to the Closing Date, with respect to Information (as defined below) provided by or concerning the Target and its subsidiaries and its and their respective businesses, to your knowledge) that (a) all written information other than the projections and other forward-looking information (any such information, “Projections”) and information of a general economic or industry nature (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time in accordance with the immediately succeeding sentence) and (b) the Projections, if any, that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Borrower and upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are made available to the Commitment Parties, it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods of the Projections may vary materially from the Projections. You agree that if at any time prior to the Closing Date (and, if requested by the Lead Arrangers, for a period thereafter not to exceed the Syndication Date) any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and will use your commercially reasonable efforts to cause the Target to, subject to the terms of the Acquisition Agreement) promptly supplement the Information and the Projections so that such representations will be correct (or, prior to the Closing Date with respect to Information provided by or concerning the Target and its subsidiaries and its and their respective businesses, to your knowledge) as of the Closing Date (and as of such later date not to exceed the Syndication Date). In arranging and syndicating the Bridge Facility, the Lead Arrangers will be entitled to use and rely primarily on the Information and the Projections without any responsibility for independent verification thereof. Notwithstanding the foregoing, it is understood that each Initial Lender’s commitment hereunder is not subject to or conditioned upon the accuracy of the representations set forth in this paragraph, and notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheet, the Fee Letters or the Bridge Facility Documentation, the accuracy of such representations shall not constitute a condition to the funding of the Bridge Facility.

4.	Compensation.

As consideration for the Initial Lenders’ commitments hereunder and their agreements to perform the services described herein, you agree to pay to each Commitment Party the fees set forth in this Commitment Letter and in the fee letters dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Bridge Facility Fee Letters”). In addition, as consideration for the Administrative Agent’s agreement to act as the Administrative Agent for the Bridge Facility, you agree to pay to the Administrative Agent the fees set forth in the administrative agent fee letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Administrative Agent Fee Letter” and, together with the Bridge Facility Fee Letters, the “Fee Letters”). Once paid, such fees shall not be refundable under any circumstances.

5.	Conditions.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letters, the Bridge Facility Documentation or any other letter agreement entered into with, or other undertaking by, the Commitment Parties with respect to the Bridge Facility, the funding of the Bridge Facility to occur on the Closing Date shall be subject only to the prior satisfaction or waiver of each of the conditions set forth in the Conditions Term Sheet (collectively, the “Closing Conditions”).

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letters, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions, (a) the only representations, the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date, shall be (i) such of the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you or any of your affiliates have the right to terminate your or your affiliates obligations under the Acquisition Agreement or decline to consummate the Acquisition pursuant to the Acquisition Agreement (in each case in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Bridge Facility Documentation shall be in a form such that they do not impair availability or funding of the Bridge Facility on the Closing Date if the Closing Conditions are satisfied (or waived by all of the Initial Lenders); it being understood that, to the extent any lien on the collateral securing the Bridge Facility (other than to the extent that a lien on such collateral may be perfected by (i) filing of a financing statement under the Uniform Commercial Code or (ii) the delivery of certificated securities representing the equity interests in each material wholly-owned domestic subsidiary of the Borrower required to be pledged pursuant to the Term Sheet as of the Closing Date and, if delivered by the Target prior to the Closing Date, the Target and each of the Target’s material wholly-owned domestic subsidiaries, in each case together with transfer powers executed in blank and only to the extent required by the Term Sheet) does not attach or become perfected on the Closing Date after your use of commercially reasonable efforts to do so, such attachment or perfection will not constitute a condition precedent to the availability of the Bridge Facility (so long as, in the case of certificated equity interests in the Target and each of its material wholly-owned domestic subsidiaries, you have used commercially reasonable efforts to cause such delivery to the extent required by the Term Sheet), but instead will be required within 90 days after the Closing Date (subject to extensions to be agreed to by the Administrative Agent in its reasonable discretion). For purposes hereof, “Specified Representations” means the representations and warranties of Borrower and the Guarantors set forth in the Bridge Facility Documentation relating to due organization, power and authority and due authorization to enter into the Bridge Facility Documentation, the incurrence of the loans by the Borrower and the provision of the guarantees by the Guarantors and the granting of the security interests in the collateral to secure the Bridge Facility under the Bridge Facility Documentation not conflicting with organizational documents of the Borrower and the Guarantors, execution, delivery and enforceability of the Bridge Facility Documentation, solvency as of the Closing Date after giving to the Transactions of the Borrower and its subsidiaries taken as a whole (solvency to be determined in a manner consistent with the manner in which solvency is determined pursuant to paragraph 7 of the Conditions Term Sheet), Federal Reserve margin regulations, use of proceeds not violating OFAC regulations, FCPA and certain other anti-corruption and sanctions laws or the Patriot Act (as defined below), the Beneficial Ownership Regulation (as defined below) and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the “Conditions Limitation Provision”.

6.	Indemnity and Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and its and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Bridge Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates), and to reimburse each such Indemnified Person promptly upon written demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons, taken as a whole and, if necessary, a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and in the case of an actual or perceived conflict of interest where the Indemnified Person affected retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person and, if necessary, a single local counsel in each appropriate jurisdiction for such affected Indemnified Person) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person, or a material breach of the obligations of such Indemnified Person under this Commitment Letter or the Fee Letters, or except to the extent such dispute (i) is between Indemnified Persons (other than any dispute between an Indemnified Person in its capacity as an arranger or agent and another Indemnified Person as a Lender) and (ii) does not arise out of an act or omission by you or your affiliates. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems. Neither you nor any Indemnified Party will be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Bridge Facility; provided that the parties acknowledge and agree that a claim for indemnity under the first sentence of this paragraph, to the extent covered thereby, is a claim of direct or actual damages. Notwithstanding anything to the foregoing contained herein or in the Fee Letters, the parties acknowledge and agree that the Borrower retains all, and does not waive any, rights to seek indemnity from the Commitment Parties that result from losses, claims, damages, liabilities and expenses of third parties against the Borrower that are either arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Bridge Facility or any related transaction, in each case to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Commitment Party, or the material breach of the obligations of such Commitment Party under this Commitment Letter or the Fee Letters.

7.	Other Services.

You acknowledge that each Commitment Party and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or any of your subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. Neither any Commitment Party nor any of its respective affiliates will use confidential information obtained from you (including without limitation the Private Lender Information) by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and such Commitment Party will not furnish any such information to other companies. You also acknowledge that neither any Commitment Party nor any of its respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by it from other companies.

You further acknowledge that each Commitment Party is a full service securities firm engaged, either directly or indirectly through its respective affiliates, in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter. With respect to any securities and/or financial instruments so held by any Commitment Party or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. Each Commitment Party acknowledges that it is bound by confidentiality agreements set forth in Section 9 (Confidentiality).

In addition, please note that each of Citi and Credit Suisse has been retained by the Borrower as financial advisor (in such capacity, the “Financial Advisors”) to the Borrower in connection with the Acquisition (as defined in Exhibit A to this Commitment Letter). Without limiting the obligations of the Commitment Parties under Section 9 (Confidentiality) and your rights in connection therewith, you agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisors, and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. (i) Citi acknowledges the retention of Credit Suisse as a Financial Advisor and acknowledges that such relationship does not create any fiduciary duties or fiduciary responsibilities to Credit Suisse on the part of Citi and (ii) Credit Suisse acknowledges the retention of Citi as a Financial Advisor and acknowledges that such relationship does not create any fiduciary duties or fiduciary responsibilities to Citi on the part of Credit Suisse.

8.	No Fiduciary Relationship.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the Transactions, the Bridge Facility, the transactions contemplated by this Commitment Letter and the Fee Letters and you have consulted your own legal and financial advisors to the extent you deemed appropriate, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach or alleged breach of any fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of any such fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. You further acknowledge and agree that you and your subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions, the Bridge Facility and the process leading thereto. In addition, please note that the Commitment Parties or their affiliates do not provide accounting, tax or legal advice.

9.	Confidentiality.

Each Commitment Party agrees to maintain the confidentiality of the Confidential Information (as hereinafter defined), except that Confidential Information may be disclosed (a) to its respective affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, trustees, controlling persons, members, advisors and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential in a manner consistent with the provisions of this paragraph); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any bank regulatory authority); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Commitment Letter (or any of the transactions contemplated hereby) or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this paragraph (including any “click through” or similar agreement), to any potential or prospective Lender or assignee of, or participant in, any of its rights or obligations under this Commitment Letter and any actual or prospective counterparty (or its advisors) to any interest rate swap or other similar derivative transaction relating to the Bridge Facility; (g) with the consent of the Borrower; (h) to ratings agencies in connection with obtaining the ratings referred to in Section 2; (i) to the extent that such Confidential Information was already in such Commitment Party’s or its respective affiliates’ possession (other than in violation of any applicable confidentiality obligation) or is or was independently developed by such Commitment Party or its respective affiliates; (j) for purposes of establishing a “due diligence” defense; or (k) to the extent such Confidential Information is or becomes (i) publicly available other than as a result of a breach of this paragraph or (ii) available to such Commitment Party or any of its respective affiliates on a non-confidential basis from a source other than the Borrower. For purposes of this paragraph, “Confidential Information” means all information received from the Borrower or any of its subsidiaries or any of their respective businesses, including but not limited to all information relating to the Acquisition and the Transactions contemplated by this Commitment Letter, other than any such information that is available to each Commitment Party or any of its respective affiliates on a non-confidential basis prior to disclosure by the Borrower or any of its subsidiaries. Any person required to maintain the confidentiality of Confidential Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information. Each Commitment Party’s obligations under this paragraph shall terminate upon the earlier to occur of (A) the eighteen month anniversary of the date hereof and (B) the execution by such Commitment Party of the Bridge Facility Documentation.

10.	Governing Law and Jurisdiction; Miscellaneous.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Subject to Section 2 (Syndication), the Initial Lenders may assign their respective commitment hereunder to any of their affiliates or any prospective Lender; provided, however, that, unless specifically agreed to otherwise by you in writing, (a) no Initial Lender shall be released from the portion of its commitment hereunder assigned by such Initial Lender to one or more prospective Lenders to the extent that any such prospective Lender fails to fund such portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth in this Commitment Letter and (b) each of the Initial Lenders shall retain exclusive control over all rights with respect to consents, modifications, supplements, waivers and amendments with respect to its commitment hereunder until the Closing Date has occurred, except as expressly set forth herein. Any and all obligations of, and services to be provided by, the Commitment Parties hereunder (including, without limitation, the Initial Lenders’ commitment) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of its respective affiliates or branches. This Commitment Letter is in addition to the agreements of the parties set forth in the Fee Letters. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in .pdf or .tif format) shall be effective as delivery of a manually executed counterpart hereof. You acknowledge that information and documents relating to the Bridge Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that neither the Initial Lenders nor any other Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. This Commitment Letter and the Fee Letters constitute the entire agreement and understanding among you and your subsidiaries and affiliates and the Commitment Parties with respect to the subject matter hereof and supersede all prior understandings, whether written or oral, among you and such other persons and the Commitment Parties with respect thereto. No individual has been authorized by us or any of our affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letters. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred), (b) the determination of the accuracy of any of the Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation you or any of your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding arising out of or relating to the Transactions, the Bridge Facility, this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding arising out of or relating to the Transactions, the Bridge Facility, this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in such New York State court or in such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding in such New York State court or in such Federal court and (d) agrees that a final judgment in any such claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any claim, counterclaim, action, suit, investigation, inquiry, litigation or proceeding brought in such New York State court or in such Federal court.

You agree that you will not disclose the Fee Letters or the contents thereof, this Commitment Letter or the contents thereof, nor the activities of the Commitment Parties, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential basis, (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof, to the extent practicable and not prohibited by applicable law, rule or regulation, prior to such disclosure), (c) if the Commitment Parties consent in writing (such consent not to be reasonably withheld or delayed), (d) to the Seller (including the Target) or its directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors on a confidential basis, provided, that any disclosure of the Fee Letters or their contents to the Seller (including the Target) or its directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be redacted in respect of any compensation and other economic terms set forth therein unless the Commitment Parties otherwise consent; provided that (i) you may disclose this Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (ii) you may disclose the Facility Term Sheet and the other exhibits and attachments to this Commitment Letter, and the contents thereof (but not the Fee Letter of the contents thereof), to potential Lenders in any syndication or other marketing materials in connection with the Bridge Facility (including the Public Information Materials and/or Private Information Materials, as applicable), and to rating agencies in connection with obtaining the credit ratings, (iii) you may disclose the aggregate fee amount contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering or marketing materials for the Bridge Facility, or in any public or regulatory filing relating to the Transactions (and then only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (iv) after the Signing Date, you may disclose this Commitment Letter and the Bridge Facility Fee Letters and the contents thereof (including the Term Sheet and other exhibits and attachment hereto) to any Additional Arranger, to the extent in contemplation of appointing such person pursuant to the provisions of Section 1 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders on a confidential basis.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (a) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters, and (b) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

Section headings used herein are for convenience of reference only and are not to effect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

The reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters shall remain in full force and effect until (other than in the case of the syndication and confidentiality provisions) superseded by the Bridge Facility Documentation and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to perform the services described herein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY CLAIM, COUNTERCLAIM, ACTION, SUIT, INVESTIGATION, INQUIRY, LITIGATION OR PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THE BRIDGE FACILITY, THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.	Patriot Act and the Beneficial Ownership Regulation.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) and the Customer Due Diligence Requirements for Financing Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network (“FinCEN”) under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), the Initial Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Initial Lender or such other Lender to identify the Borrower and the Guarantors in accordance with the Patriot Act, the Beneficial Ownership Regulation and the CDD Rule. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Initial Lenders and each other Lender. You agree that the Initial Lenders may, but shall be under no obligation to, share this information with future Lenders.

It is agreed and acknowledged that you are under no obligation to pursue the Transactions, which Transactions you may elect to consummate in your discretion.

12.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on July 24, 2020. Our offer hereunder and our agreements contained herein will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. This will be a binding and enforceable commitment of each Initial Lender upon signing by all of the parties hereto, upon the terms and subject only to the conditions set forth in this Commitment Letter.

Notwithstanding the provisions of the immediately preceding paragraph, the commitments and agreements of the Commitment Parties hereunder will terminate on the earliest of (i) 11:59 p.m., New York City time five (5) business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the Signing Date and which shall, for the avoidance of doubt, take account of any extension to the Outside Date contemplated by Section 10.01(b)(i) of the Acquisition Agreement (as in effect on the date hereof), to the extent exercised thereunder), (ii) the closing of the Acquisition with or without the use of the Bridge Facility (unless the Commitment Parties have failed to fund in breach of their obligations hereunder), (iii) written notice by the Borrower to the Commitment Parties that it has permanently abandoned the Acquisition, and (iv) the termination of the Acquisition Agreement prior to the consummation or closing of the Acquisition or the termination of your (or any of your affiliates’) obligations under the Acquisition Agreement to consummate the Acquisition in accordance with the terms thereof by you (or your affiliates) or with your (or your affiliates’) written consent. Notwithstanding anything to the contrary herein, the commitments hereunder will be automatically and permanently reduced as set out under the heading of “Mandatory Prepayments and Commitment Reductions” in the Facility Term Sheet. In addition, you may terminate, in whole or in part, the commitments of the Commitment Parties under this Commitment Letter or this Commitment Letter in its entirety, at any time upon three (3) business days’ prior written notice to the Commitment Parties.

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CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Managing Director

[Signature Page to NRG Commitment Letter (364-Day Bridge Facility)]

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Max Lipkind
Name: Max Lipkind
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ SoVonna Day-Goins
Name: SoVonna Day-Goins
Title: Authorized Signatory

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

[Signature Page to NRG Commitment Letter (364-Day Bridge Facility)]

Accepted and agreed to as of

the date first above written:

NRG ENERGY, INC.

By:	/s/ Gaetan Frotte
Name: Gaetan Frotte
Title: Senior Vice President & Treasurer

[Signature Page to NRG Commitment Letter (364-Day Bridge Facility)]

EXHIBIT A

NRG ENERGY, INC.

$5,500,000,000 364-Day Bridge Term Loan Facility

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

NRG Energy, Inc., a Delaware corporation (the “Borrower” or “you”) intends to acquire, directly or indirectly, the equity interests in a target company organized under the laws of the State of Delaware and previously identified by you to us as “Wizard US” and the equity interests of a target company organized under the laws of Ontario and previously identified by us to you as “Wizard Canada” (collectively the “Target”), which own directly and indirectly the North American business and assets of a company incorporated under the laws of England and Wales previously identified by you to us as “Gandalf” pursuant to that certain purchase agreement dated as of the Signing Date (together with all exhibits, schedules and other attachments thereto, the “Acquisition Agreement” and the acquisition thereunder, the “Acquisition”) among Borrower, Centrica Beta Holdings Limited, a limited company organized under the laws of England and Wales and Centrica Gamma Holdings Limited, a company organized under the laws of England and Wales (the “Sellers”) and certain other parties thereto.

In connection therewith, it is intended that:

(1)        the Borrower or its affiliates will obtain Permanent Financing, or if and only to the extent that the Borrower does not receive aggregate gross proceeds of at least $5,500,000,000 from the Permanent Financing on or prior to the Closing Date, the Borrower will borrow loans under the Bridge Facility;

(2)        the proceeds of the Permanent Financing and, to the extent applicable, the Bridge Facility shall be applied solely (i) to pay the cash consideration payable in connection with the Acquisition, (ii) to fund liquidity, credit support or cash collateral needs or obligations of the Target and its subsidiaries and (iii) to pay the fees, costs and expenses incurred in connection with the Transactions (as defined below) and any other third-party payments made in respect of arrangements relating to the credit support or cash collateral needs or any other obligations of the Target and its subsidiaries to the extent such payments are determined by the Borrower to be necessary or advisable in connection with the consummation of the Transactions; and

(3)        the Borrower shall seek an amendment to the Existing Credit Agreement to permit the incurrence of the full amount of the Springing Bridge Loans (assuming the concurrent funding of the full amount of Initial Bridge Facility Commitments) (or any Permanent Financing in lieu of all or any portion of the Springing Bridge Loans) (the “Proposed Amendment”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in Exhibit C and the initial funding of the Bridge Facility.

Exhibit A-1

EXHIBIT B

NRG Energy, Inc.

$5,500,000,000 364-Day Bridge Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	NRG Energy, Inc., a Delaware corporation (the “Borrower”).
Joint Lead Bookrunners and Joint Lead Arrangers:

Each of Citi (as defined below) and Credit Suisse Loan Funding LLC (“CSLF”) will act as a joint lead bookrunner and a joint lead arranger for the Bridge Facility (in such capacities, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.

For the purposes of this Summary of Principal Terms and Conditions, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

Administrative Agent:	Citi, acting through one or more of its branches or affiliates will act as the sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”) and will perform the duties customarily associated with such roles.
Lenders:	A syndicate of banks, financial institutions and other entities, including Citi and Credit Suisse AG (collectively, the “Initial Lenders”), reasonably acceptable to the Borrower and arranged by the Lead Arrangers (collectively, together with the Initial Lenders, the “Lenders”).
Type of Facility:	A first lien senior secured 364-day bridge term loan facility (the “Bridge Facility” and the loans thereunder, the “Bridge Loans”) in an aggregate principal amount of up to $5,500,000,000, as such amount may be reduced pursuant to the “Mandatory Prepayment and Commitment Reductions” section of this Summary of Principal Terms and Conditions.
Purpose:	The Borrower will use the proceeds of the Bridge Facility on the Closing Date (to the extent contemplated under “Availability” below) solely to finance the Acquisition, to fund liquidity, credit support and cash collateral needs or obligations of the Target and pay fees and expenses in connection with the Transactions and any other third-party payments made in respect of arrangements relating to the credit support or cash collateral needs or any other obligations of the Target and its subsidiaries to the extent such payments are determined by the Borrower to be necessary or advisable in connection with the consummation of the Transactions.

1 Capitalized terms used in this Exhibit B that are not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached and the other Exhibits thereto.

Exhibit B-1

Availability:

The full amount of the Bridge Facility must be drawn in a single drawing on the Closing Date, subject to the satisfaction or waiver of each of the Closing Conditions; provided that any portion of the Bridge Facility in excess of $3,700,000,000 (such excess portion of the Bridge Facility, the “Springing Bridge Loans”, and the commitments in respect thereof, the “Springing Bridge Facility Commitments”) shall only be available to be borrowed on the Closing Date to the extent an applicable Availability Trigger (as defined below) has occurred on or prior to the Closing Date and each of the Closing Conditions has been satisfied or waived. For the avoidance of doubt, the commitments in respect of a portion of the Bridge Facility equal to $3,700,000,000 (the “Initial Bridge Facility Commitments”) shall not be subject to any Availability Trigger.

For the purposes of this Summary of Principal Terms and Conditions and the Fee Letters, “Availability Trigger” shall mean (i) with respect to a portion of the Springing Bridge Facility Commitments equal to the aggregate principal amount of Permitted Refinancing Indebtedness (as defined in the Existing Credit Agreement) incurred to refinance the Exempt Facility Revenue Bonds (Indian River Power LLC Project) Series 2010 issued by the Delaware Economic Development Authority or the Recovery Zone Facility Bonds (Indian River Power LLC Project) issued by Sussex County, Delaware, upon the consummation of such refinancing (to the extent such refinancing is consummated prior to the effectiveness of the Proposed Amendment) and (ii) with respect to all the Springing Bridge Facility Commitments (other than the portion of the Springing Bridge Facility Commitments, if any, for which an Availability Trigger previously occurred under clause (i) above), the effectiveness of the Proposed Amendment.

Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I hereto.
Default Rate:	Substantially consistent with the Existing Credit Agreement (as defined below).
Maturity Date:	The Bridge Facility shall mature and be payable in full on the date that is 364 days after the Closing Date (the “Maturity Date”).
Amortization:	None.
Guarantors:	Substantially consistent with the Existing Credit Agreement and with the same limitations and exclusions as under the Existing Credit Agreement. To the extent not subject to an applicable exclusion under the terms of the Existing Credit Agreement, the Guarantors shall include the Target and its wholly-owned U.S. subsidiaries.

Exhibit B-2

Security:	Substantially consistent with the Existing Credit Agreement (the “Collateral”) and with the same limitations and exclusions as exist under the Existing Credit Agreement, including with respect to automatic lien releases upon the occurrence of certain specified events. The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral securing the Bridge Facility among the Lenders, the lenders under the Existing Credit Agreement and certain of the Borrower’s other secured creditors will be governed by and subject to the Second Amended and Restated Collateral Trust Agreement, dated as of July 1, 2011, among the Borrower, each subsidiary guarantor, Deutsche Bank Trust Company Americas, as collateral trustee and the other parties thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Collateral Trust Agreement”). The obligations in respect of the Bridge Facility will be designated as Priority Lien Debt under and as defined in the Collateral Trust Agreement.
Documentation:

The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will be consistent with this Exhibit B and otherwise substantially consistent with the Second Amended and Restated Credit Agreement, dated as of June 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including any amendments thereto after the Signing Date that are reasonably acceptable to the Lead Arrangers, the “Existing Credit Agreement”), among the Borrower, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, and the other financial institutions party thereto, as modified to (i) reflect the proposed Transactions and the terms and conditions set forth herein and in the Commitment Letter, with operational and other technical modifications to be mutually agreed that are customary for a bridge loan facility of this type and (ii) reflect operational and administrative changes to be mutually agreed, including with respect to successor LIBOR provisions; provided that, notwithstanding anything to the contrary set forth in this Summary of Principal Terms and Conditions or in the Commitment Letter, (i) the Bridge Facility Documentation will incorporate such changes as may be necessary or appropriate to provide for a bridge term loan facility to be drawn in a single borrowing to be made on the Closing Date (and remove any revolving facility provisions, including the letter of credit sub-facility provided for therein) and (ii) the restricted payments covenant shall be more restrictive than the corresponding covenant in the Existing Credit Agreement in a manner customary for bridge financings as mutually agreed (it being understood that in any event, the Bridge Facility Documentation will permit (x) the payment of dividends in the ordinary course in accordance with the Borrower’s existing dividend policy and (y) other restricted payments in an aggregate amount not to exceed $300.0 million (the “Bridge Documentation Principles”). To the extent that any representations and warranties made on, and as of, the Closing Date (or date prior thereto) are qualified by or subject to “Material Adverse Effect”, for the purposes of such representations and warranties, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement as in effect on the Signing Date.

Notwithstanding the foregoing, the Bridge Facility Documentation will contain only those conditions to borrowing to fund the Transactions set forth in Conditions Term Sheet. The phrase “substantially consistent with the Existing Credit Agreement” shall mean substantially consistent with the Existing Credit Agreement after giving effect to the applicable Bridge Documentation Principles.

Exhibit B-3

Mandatory Prepayments and Commitment Reductions:

From and after the Signing Date, the aggregate commitments in respect of the Bridge Facility shall be automatically and permanently reduced, and, after the Closing Date, the aggregate Bridge Loans shall be prepaid within five (5) business days of receipt of such amount (except as specified below in connection with an arrangement involving pre-capitalized trust securities) at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed, from (without duplication):

a) 100% of the commitments (in the case of credit facilities entered into for the purpose of financing the Acquisition with conditions to funding no more onerous to the Borrower than the conditions set forth herein), or net cash proceeds received (including, for purposes of this heading “Mandatory Prepayments and Commitment Reductions” any such amounts funded into escrow; provided that the conditions to release of such cash proceeds from escrow are no more onerous than the conditions set forth in the Conditions Term Sheet), by the Borrower or any of its subsidiaries (including, after the Closing Date, the Borrower or any of its domestic subsidiaries, determined after giving effect to the Acquisition) (or, with respect to any arrangement involving pre-capitalized trust securities, the notional amount of any offering of such pre-capitalized trust securities (less fees, expenses and premiums incurred in connection therewith); provided that such amount shall be prepaid on the earlier of (i) five (5) business days of the release to the Borrower of an equivalent amount of cash proceeds that were supporting letters of credit or otherwise posted as cash collateral, in each case, in any arrangement that is replaced with the arrangement involving such pre-capitalized trust securities and (ii) 30 days of the date of issuance of such pre-capitalized trust securities) on or after the date of the Commitment Letter from any credit facilities and/or the sale or issuance of debt securities (including any hybrid securities and debt securities convertible into equity) or any other incurrence of debt for borrowed money (collectively, “Debt Issuances”), other than Excluded Debt (as defined below);

Exhibit B-4

b) 100% of the net cash proceeds received (including, for purposes of this heading “Mandatory Prepayments and Commitment Reductions” any such amounts funded into escrow; provided that the conditions to release of such cash proceeds from escrow are no more onerous than the conditions set forth in the Conditions Term Sheet) by the Borrower or any of its subsidiaries on or after the date of the Commitment Letter from any issuance of equity securities or equity-linked securities (collectively, the “Equity Issuances”) (other than (i) issuances in connection with executive compensation and/or employee benefits programs and (ii) any equity issuance resulting from the conversion of the Borrower’s 2.750% Convertible Senior Notes due 2048 or from the conversion of any other convertible debt instrument that does not result in cash proceeds received by the Borrower or any of its subsidiaries) at any time on or after the date of the Commitment Letter; and

c) 100% of net cash proceeds received by the Borrower or any of its subsidiaries on or after the date of the Commitment Letter from the sale or other disposition (including as a result of a casualty or condemnation) of any assets (with exceptions and reinvestment provisions substantially consistent with the Existing Credit Agreement); provided that the Bridge Facility shall share ratably in any such prepayments with the term loans outstanding under the Existing Credit Agreement to the extent required by the Existing Credit Agreement.

For purposes hereof, “Excluded Debt” means (i) indebtedness, loans, and advances among the Borrower and any of its subsidiaries, (ii) revolving credit extensions under the Existing Credit Agreement in respect of commitments existing on or prior to the Signing Date, (iii) any other ordinary course borrowings under working capital or overdraft facilities as in effect from time to time, (iv) purchase money indebtedness incurred in the ordinary course of business, (v) indebtedness with respect to capital leases incurred in the ordinary course of business, (vi) indebtedness with respect to the refinancing of Tax-Exempt Bonds (as defined in the Existing Credit Agreement), (vii) to the extent constituting indebtedness, credit sleeve or similar arrangements entered into in connection with the purchase and sale of commodities and related assets, or hedging related thereto, (viii) any Non-Recourse Debt (as defined in the Existing Credit Agreement) and any refinancing thereof, and (ix) any increases to the revolving credit facility under the Existing Credit Agreement, any bilateral letter of credit facilities (including any bilateral CDS-backed letter of credit facilities) and/or any receivables securitization facilities (in the case of any increase to the existing revolving credit facility or any secured bilateral letter of credit facility, to the extent the Proposed Amendment has been consummated or is consummated substantially concurrently with the effectiveness of such increase or the incurrence of such secured bilateral letter of credit facility), in each case to the extent permitted under the Existing Credit Agreement in an aggregate principal amount not to exceed $1,450,000,000, and (x) other indebtedness in an aggregate principal amount not to exceed $500,000,000, provided that any amounts incurred pursuant to this clause (x) prior to the effectiveness of the Proposed Amendment shall be unsecured indebtedness.

Notwithstanding anything to the contrary above, mandatory repayments and commitment reductions required pursuant to clauses (a) through (c) above received by a foreign subsidiary of the Borrower or any of the subsidiaries of such foreign subsidiary shall be subject to limitations regarding the repatriation of funds substantially consistent with those set forth in the Existing Credit Agreement.

Exhibit B-5

Voluntary Prepayments and Commitment Reductions:	Voluntary prepayments of borrowings under the Bridge Facility will be permitted at any time, in minimum principal amounts and on terms substantially consistent with the Existing Credit Agreement.
Representations and Warranties:	Subject to the Conditions Limitation Provision and the Bridge Documentation Principles, representations and warranties will apply to Borrower and its restricted subsidiaries (with exceptions consistent with the Existing Credit Agreement) and will be substantially consistent with the representations and warranties included in the Existing Credit Agreement, but will not include any representation as to the absence of a Material Adverse Effect (as defined in the Existing Credit Agreement).
Conditions Precedent to the Closing Date:	As set forth in the Conditions Term Sheet.
Affirmative Covenants:	Subject to the Bridge Documentation Principles, affirmative covenants will apply to Borrower and its restricted subsidiaries (with exceptions consistent with the Existing Credit Agreement) and will be substantially consistent with the affirmative covenants included in the Existing Credit Agreement; provided that the Bridge Facility Documentation will not include any reporting obligations with respect to sustainability metrics.

Exhibit B-6

Negative Covenants:	Negative covenants will apply to Borrower and its restricted subsidiaries (with exceptions consistent with the Bridge Documentation Principles) and will be substantially consistent with the negative covenants included in the Existing Credit Agreement.
Financial Maintenance Covenants:	None.
Events of Default:	Substantially consistent with the Existing Credit Agreement.
Defaulting Lender Provisions:	Substantially consistent with the Existing Credit Agreement.
Voting:	Prior to the funding of the Bridge Facility on the Closing Date, subject to the limitations set forth in the Commitment Letter, and thereafter substantially consistent with the Existing Credit Agreement.
Cost and Yield Protection:	Substantially consistent with the Existing Credit Agreement.
Assignments and Participations:	The Lenders shall not be permitted to assign any commitments prior to the Closing Date except as and to the extent permitted under the Commitment Letter. From and after the Closing Date and funding of the Bridge Facility, the assignment provisions will be substantially consistent with the Existing Credit Agreement.
Expenses and Indemnification:	Substantially consistent with the Existing Credit Agreement.
Governing Law and Forum:	State of New York.
Counsel to Agent:	Latham & Watkins LLP.

Exhibit B-7

ANNEX I

Interest Rate:	The interest rates under the Bridge Facility will be, at the option of the Borrower, Adjusted LIBOR (as defined below) plus the Applicable Margin (as defined below) or ABR (as defined below) plus the Applicable Margin.
“Applicable Margin” means a per annum rate equal to (a) with respect to ABR borrowings under the Bridge Facility, 1.25% per annum and (b) with respect to Adjusted LIBOR borrowings under the Bridge Facility, 2.25% per annum; provided that the Applicable Margin for the Bridge Loans shall increase by (i) an additional 25 basis points on the date that is 90 days after the Closing Date, plus (ii) an additional 25 basis points on the date that is 180 days after the Closing Date, plus (iii) an additional 25 basis points on the date that is 270 days after the Closing Date (each such increase, a “Margin Step-Up” and, each such increase date, a “Margin Step-Up Date”).
Interest Periods and Calculations
The Borrower may elect interest periods of 1, 2, 3, or 6 months (or 12 months, if available to all Lenders participating therein), for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” means the “Alternate Base Rate” as defined in the Existing Credit Agreement.

At no time shall the ABR be deemed to be less than 1.00% per annum.

“Adjusted LIBOR” means the “Adjusted LIBO Rate” as defined in the Existing Credit Agreement.

At no time shall the Adjusted LIBOR or any successor or replacement benchmark rates be deemed to be less than 0.00% per annum.

Duration Fees:	The Borrower shall pay to each Lender, in accordance with its respective interest, duration fees as follows: (a) 0.50% of the aggregate principal amount of the outstanding loans held by such Lender on the date that is 90 days after the Closing Date, (b) 0.75% of the aggregate principal amount of the outstanding loans held by such Lender on the date that is 180 days after the Closing Date, and (c) 1.00% of the aggregate principal amount of the loans held by such Lender on the date that is 270 days after the Closing Date.
Administrative Agent / Lender Fees:	The Administrative Agent, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon in the Fee Letters.

Annex I-1

EXHIBIT C

NRG ENERGY, INC.

$5,500,000,000 364-Day Bridge Term Loan Facility

Summary of Additional Conditions Precedent

The borrowing under the Bridge Facility on the Closing Date shall be subject solely to the satisfaction or waiver of the following additional conditions precedent (in each case, which shall be subject to the Conditions Limitation Provision, if applicable):

1.       The Commitment Parties shall have received and be reasonably satisfied with the Acquisition Agreement (it being understood that the Commitment Parties are satisfied with the draft of the Acquisition Agreement and the schedules, exhibits and disclosure letter thereto received by the Lead Arrangers at [●] [p.m. / a.m.] on July 24, 2020) (the “Approved Acquisition Agreement”). The Acquisition shall be consummated substantially concurrently with the funding of the Bridge Facility in all material respects in accordance with the Approved Acquisition Agreement, without any waiver, supplement, modification or amendment thereof or any consent to the Approved Acquisition Agreement, in each case that is materially adverse to the interests of the Lenders (in their capacities as such) unless consented to by each Initial Lender (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (i) any amendment or change to, or waiver, consent or approval by the Borrower (or its affiliate, if applicable) in respect of, the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Signing Date) shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers, (ii) any alteration, amendment, change, modification, supplement or express waiver, consent or approval granted by the Borrower (or its affiliates) under the Acquisition Agreement that results in a reduction in the Acquisition purchase price shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arrangers so long as any such reduction is applied to reduce any amounts to be funded under the Bridge Facility on a dollar-for-dollar basis, (iii) any alteration, amendment, change, modification, supplement or express waiver, consent or approval granted by the Borrower (or its affiliates) under the Acquisition Agreement that results in an increase in the Acquisition purchase price shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arrangers so long as such increase is not funded with the proceeds of indebtedness and (iv) any increase or decrease in the Acquisition purchase price pursuant to any purchase price or similar adjustment provisions set forth in the Approved Acquisition Agreement shall not constitute an alteration, amendment, change, modification, supplement, waiver, consent or approval under the Acquisition Agreement.

2.       The Commitment Parties shall have received (a)(i) the audited consolidated balance sheet and the related audited consolidated statements of operations and cash flows of the Borrower and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) the audited consolidated balance sheet and the related audited consolidated statements of income of the North American Business (as defined in the Acquisition Agreement as in effect on the Signing Date) as of the end of, or for, the fiscal years ended December 31, 2018 and December 31, 2019, and to the extent the Closing Date occurs later than March 31, 2021, as of the end of, or for, the fiscal year ended December 31, 2020, in each case prepared in accordance with U.S. GAAP and (b)(i) unaudited consolidated balance sheet and related unaudited consolidated statements of operations and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Borrower’s fiscal year) ended at least 45 days prior to the Closing Date and (ii) unaudited interim consolidated balance sheet and the related consolidated statements of income of the North American Business as of the end of, or for, the fiscal quarter ended June 30, 2020 and each fiscal quarter (other than the fourth fiscal quarter of the North American Business’ fiscal year), if any, that has been completed after June 30, 2020 and that has ended at least 45 days prior to the Closing Date, in each case prepared in accordance with U.S. GAAP; provided that (x) the Commitment Parties acknowledge that they have received the financial statements required by clause (a)(i) above and (y) the filing of the required financial statements with the Securities and Exchange Commission will satisfy the foregoing requirements in clauses (a)(i) and (b)(i) above.

3.       The Commitment Parties shall have received a pro forma unaudited combined balance sheet and related pro forma unaudited combined statement of operations of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting, tax adjustments, deferred taxes or other similar pro forma adjustments.

4.       The Bridge Facility Documentation shall have been executed and delivered by the Borrower and the Guarantors, and the Borrower shall have delivered customary legal opinions, customary corporate records or organizational documents, customary good standing certificates in jurisdictions of formation/organization, evidence of authority and customary officers’ certificates, in each case, with respect to the Borrower and the Guarantors (to the extent applicable).

5.       In each case, subject to the Conditions Limitation Provision, and with respect to the Bridge Facility, the Borrower and Subsidiary Guarantors (as defined in the Existing Credit Agreement) shall have entered into the guarantees and security documents, and authorized, executed and/or delivered (as applicable) all filings and instruments necessary in order to provide for the grant and perfection of liens on the Collateral (it being understood that no real estate mortgages shall be required to be entered into on the Closing Date and such mortgages shall be required to be delivered after the Closing Date in accordance with the Conditions Limitation Provision). The obligations in respect of the Bridge Facility shall have been designated by the Borrower and Subsidiary Guarantors as Priority Lien Debt under and as defined in the Collateral Trust Agreement, it being understood and agreed that such condition set forth in this sentence shall be satisfied by delivery by the Borrower of (w) the filings and instruments required pursuant to the preceding sentence to be delivered in accordance with the Conditions Limitation Provision, (x) an officer’s certificate of the Borrower pursuant to Section 3.8(b)(i) of the Collateral Trust Agreement designating indebtedness in respect to the Bridge Facility as Secured Debt and Priority Lien Debt (each, as defined in the Collateral Trust Agreement) thereunder, (y) evidence that such officer’s certificate has been duly authorized by the Board of Directors of the Borrower and has been duly executed and delivered and (z) written notice specifying the name and address of the Secured Debt Representative (as defined in the Collateral Trust Agreement) for the Bridge Facility.

6.       The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Commitment Parties to publicly sell or privately place all or a portion of the Permanent Financing for purposes of refinancing the Bridge Facility (with the Commitment Parties acknowledging that the condition set forth in this paragraph 6 has been satisfied as of the date hereof).

7.       The Borrower shall have delivered a solvency certificate with respect to the solvency of the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions, substantially in the form set forth on Annex I attached hereto, signed by a senior authorized financial executive or officer with equivalent duties of the Borrower.

8.       The Borrower shall have delivered a customary borrowing notice to the Administrative Agent.

9.        (A) The Acquisition Agreement Representations shall be true and accurate to the extent required by the Conditions Limitation Provision and (B) the Specified Representations shall be true and accurate in all material respects on and as of the Closing Date (unless, such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date); provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality (or Material Adverse Effect) in the text thereof.

10.        Since the date of the 2019 NA Balance Sheet (as defined in the Acquisition Agreement as in effect on the Signing Date), there has not been a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the Signing Date), except as qualified by the matter or fact disclosed in the Disclosure Letter (as defined in the Acquisition Agreement as in effect on the Signing Date) except to the extent the Effect (as defined in the Acquisition Agreement as in effect on the Signing Date) of such matter or fact was reasonably foreseeable on the Signing Date.

11.        All fees and expenses related to the Transactions payable to the Lead Arrangers or the Lenders (including the reasonable and documented out-of-pocket fees and expenses of Latham & Watkins LLP as counsel to the Lead Arrangers, to the extent invoiced at least three (3) business days prior to the Closing Date (except as otherwise agreed by the Borrower)) shall have been paid to the extent due on the Closing Date (which amounts may be offset against the proceeds of the Bridge Facility (or any Permanent Financing)).

12.         The Lenders shall have received at least three (3) business days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Lead Arrangers at least 10 business days prior to the Closing Date, about the Borrower and the Guarantors as required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including (i) the Patriot Act, (ii) to the extent the Borrower qualifies as a “legal entity customer under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (iii) the CDD Rule.

ANNEX I

NRG ENERGY, INC.

FORM OF SOLVENCY CERTIFICATE

[●], 202[ ]

Reference is hereby made to that certain: (a) [Bridge Credit Agreement], dated as of [ ], 202[ ] the “Credit Agreement”), among NRG Energy, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and [ ], as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”), and the other financial institutions party thereto. All capitalized terms that are not otherwise defined in this Solvency Certificate have the same meaning as given to them in the Credit Agreement.

I, the undersigned, [_______] of the Borrower, do hereby certify on behalf of the Borrower, in his capacity as a [______] of the Borrower, and not in his individual capacity (and without personal liability), that:

1.       This solvency certificate is furnished pursuant to Section [___] of the Credit Agreement

2.       In reaching the conclusions set forth in this solvency certificate, the undersigned has considered, reviewed and relied upon, among other things:

(a)                the assets and liabilities of the Borrower and its subsidiaries, taken as a whole, reflected in (i) the consolidated financial statements of the Borrower, dated December 31, 20[__], and (ii) all notes to the aforementioned financial statements, including such descriptions of contingent liabilities which would have a materially adverse impact upon the Borrower and its subsidiaries, taken as a whole;

(b)                all contingent liabilities of the Borrower and its subsidiaries, taken as a whole, including without limitation, any claims arising out of pending or threatened litigation against them, and in doing so, the Borrower has computed the amount of such contingent liabilities as the amount that, in light of all the facts and circumstances existing on the date thereof, represents the amount that can reasonably be expected to become an actual or matured liability;

(c)                all documents entered into in connection with and in contemplation of the consummation of the Transactions1;

(d)                the amortization requirements of the Credit Agreement and the anticipated interest payable thereunder;

(e)                the use of proceeds of all loans and extensions of credit under the Credit Agreement); and

(f)                 the level of capital customarily maintained by the Borrower and its subsidiaries, taken as a whole, and other companies in the same industry.

3.       Based upon the foregoing and upon the best of my knowledge after reasonable due diligence, I have concluded that after giving effect to the Transactions (a) the fair value of the assets of the Borrower and its subsidiaries, taken as a whole, at a fair valuation, taking into account the effect of any indemnities, contribution or subrogation rights, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its subsidiaries, taken as a whole, taking into account the effect of any indemnities, contribution or subrogation rights, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

1 To be defined consistent with the definition of “Transactions” in the Commitment Letter.

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